SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 15

          Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                                     Commission File Number 33-8195


                        North Side Capital Corporation
          ----------------------------------------------------------
            (Exact name of registrant as specified in its charter)


                       1105 N. Market Street, Suite 2300
                          Wilmington, Delaware 19899
                                (302) 427-8736
          ----------------------------------------------------------
              (Address, including zip code, and telephone number,
           including area code of registrant's principal executive
                                     offices)


                        Collateralized Mortgage Obligations
          ----------------------------------------------------------
           (Title of each class of securities covered by this form)


                                     None
          ----------------------------------------------------------
          (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


               Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)     [ ]      Rule 12h-3(b)(1)(i)    [X]
           Rule 12g-4(a)(1)(ii)    [ ]      Rule 12h-3(b)(1)(ii)   [ ]
           Rule 12g-4(a)(2)(i)     [ ]      Rule 12h-3(b)(2)(i)    [ ]
           Rule 12g-4(a)(2)(ii)    [ ]      Rule 12h-3(b)(2)(ii)   [ ]
                                            Rule 15d-6             [ ]


          Approximate number of holders of record as of certification or notice date:

          None


          Date:  May 14, 1997

                                   By: /s/ Daniel M. Healy
                                      ________________________
                                      Daniel M. Healy
                                      Executive Vice President